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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

Filed by the registrant  /X/

Filed by a party other than the registrant  / /

Check the appropriate box:

/ /  Preliminary proxy statement

/ /  Definitive proxy statement

/X/  Definitive additional materials

/ /  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

            FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                 PAUL F. LEVIN
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of filing fee (Check the appropriate box):

/ /  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
     (4) Proposed maximum aggregate value of transaction:

/X/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
     (1) Amount previously paid:  $125
     (2) Form, schedule or registration statement no.:  1-6249
     (3) Filing party:  First Union Real Estate Equity and Mortgage Investments
     (4) Date filed:  March 10, 1994
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FIRST UNION
REAL ESTATE INVESTMENTS

March 25, 1994

Dear Shareholder:

As First Union's new Chairman and Chief Executive Officer and a fellow shareholder, I want to bring you up to date on our newly adopted corporate strategy and the recent changes we have made in the management team and dividend policy. By way of background, we are in the process of implementing a new strategic plan to reinvigorate First Union as a modern property company and to reverse the downward trend the Trust has experienced in operating income. As part of our new policy of investor communications, we believe it is important for you to be aware of First Union's new strategic direction.

Since the retirement of Donald S. Schofield in December of 1993, the Board of Trustees has approved a corporate strategy which focuses our resources on retail and apartment properties. We are now implementing a program to preserve and enhance the cash flows from our existing retail and apartment assets. We intend to sell properties that do not meet either our minimum short-term earnings criteria or our long-term investment targets. Our goal is for these property sales to generate funds for future acquisitions and upgrades of our core portfolio. We have also re-aligned our management team into specialized retail and apartment property operating units with specific geographic and earnings responsibilities.

Since joining First Union in July 1993, I am pleased that we have attracted new talent to the organization to implement our corporate strategy. Over the past several months we have recruited a new Chief Financial Officer, a new Director of Construction, and a Market Research Analyst to sharpen our acquisitions skills. Additionally, First Union's Board of Trustees has unanimously approved and recommended for shareholder adoption a Long Term Incentive Performance Plan which is designed to more closely align the interests of the management team with those of our shareholders.

After a comprehensive analysis of our capital and investment requirements and upon consultation with investment advisors, we recently reduced the quarterly dividend to $0.10 per share from $0.18 per share for the previous nine quarters. An average of $0.06 per share of the prior dividend was classified as capital gain which has now been fully recognized. Our dividend decision was made to provide the funds required for expenditures to refocus and upgrade our property portfolio. These capital expenditures are designed to increase the long-term value and marketability of our properties and serve to attract new tenants. Additionally, this conservation of funds will enhance our future ability to make acquisitions and eventually return to the equity market to reduce our debt-to-market capitalization ratio.

With our new strategy, we have created a market driven real estate organization focused on retail and apartment properties, equipped to take advantage of the current trends in our industry. We value you as a shareholder, and are most appreciative of your continuing commitment to First Union and your support of our "re-birth" as we strive to grow and to enhance shareholder value.



James C. Mastandrea
Chairman, President and
Chief Executive Officer

              55 Public Square, Suite 1900, Cleveland, Ohio 44113, 216/781-4030